EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-110674, 333-91011, 333-85257, 333-46255, and 333-119012), and Registration Statements on Form S-8 (Nos. 333-123284, 333-102654, 333-91867 and 333-156100) of our report dated March 12, 2009, relating to the consolidated financial statements of Double Eagle Petroleum Co. and to the effectiveness of the Company’s internal control over financial reporting which appears in this Annual Report on Form 10-K of Double Eagle Petroleum Co. for the years ended December 31, 2008 and 2007.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
March 12, 2009